Exhibit 99.1

March 10, 2016

Dicerna Announces Fourth Quarter and Full Year 2015

Financial and Operational Results

-Management to Host Conference Call Today at 4:30 pm ET-

CAMBRIDGE, Mass. – (BUSINESS WIRE) – Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leading developer of investigational RNA interference (RNAi) therapeutics, today announced financial and operational results for the quarter and full year ended December 31, 2015.

“2015 was a pivotal year for the advancement of our RNAi platform,” stated Douglas M. Fambrough, Ph.D., Dicerna’s chief executive officer, “both in advancing our clinical-stage oncology and rare disease product candidates as well as advancing the proprietary subcutaneous delivery technology behind our emerging pipeline of additional liver programs. Specifically, we initiated clinical testing of DCR-PH1 for the treatment of Primary Hyperoxaluria Type 1 (PH1), and we presented preliminary efficacy and safety data from our DCR-MYC Phase 1 study in patients with advanced solid tumors that showed early signs of clinical anti-tumor activity in patients with advanced pancreatic neuroendocrine tumors (PNET). To build our future pipeline, we completed technology development of our subcutaneous DsiRNA-EX Conjugate technology, achieving preclinical potency levels that we believe enable a simple, infrequent subcutaneous treatment regimen in patients. With technology development complete, we’ve embarked on a series of programs in multiple therapeutic areas utilizing the DsiRNA-EX Conjugate technology which can be advanced into development by Dicerna or, potentially, in collaboration with partners.”

Technology Update

Subcutaneous delivery to the liver with DsiRNA-EX Conjugates: DsiRNA-EX Conjugates are a proprietary delivery technology that is designed to enable convenient subcutaneous delivery for Dicerna’s emerging pipeline of liver-targeted RNAi investigational therapies. These conjugates do not involve lipid nanoparticles and are built on the DsiRNA-EX platform, using an extension to one end of the double-stranded DsiRNA molecule. These extensions are unique to Dicerna and utilize proprietary RNA structures that enable a differentiated and independent approach to subcutaneous delivery of RNAi-inducing therapeutics.

•	During 2015 Dicerna further advanced the conjugate platform, achieving potency levels that may enable a simple, infrequent subcutaneous dosing regimen in patients. Across multiple targets Dicerna attained potency levels where 95% or greater gene or protein knockdown was achieved with a single dose of 5 mg/kg or lower in mice. These potencies were successfully translated into non-human primates, where up to 90% gene knockdown was achieved after a single 5 mg/kg dose.

•	To date, Dicerna’s emerging library of DsiRNA-EX Conjugate molecules now encompasses inhibitors for over a dozen liver disease gene targets at various levels of optimization. These gene targets are in the fields of rare disease as well as chronic liver disease, cardiovascular disease, and viral infectious disease. These emerging programs will allow Dicerna to build a deep and broad pipeline of liver-targeted therapies.

•	Dicerna expects to launch preclinical development of its first DsiRNA-EX Conjugate clinical candidate, for the treatment of Primary Hyperoxaluria Type 1 (PH1), in the first quarter of 2016, and expects to advance that program into clinical development in 2017. Dicerna expects to launch preclinical development of at least two additional DsiRNA-EX Conjugate clinical candidates in 2016.

Rare Disease Program Update

DCR-PH1: DCR-PH1 is a DsiRNA-EX-based therapeutic candidate for Primary Hyperoxaluria Type 1 (PH1), a severe, rare genetic disease of liver metabolism that often results in life-threatening damage to the kidneys. In a genetic mouse model of PH1, DCR-PH1 knocked down the activity of the HAO1 gene transcript that encodes for the enzyme glycolate oxidase, thereby significantly reducing the production of oxalate, the key disease pathology of PH1. Similar results, if obtained in PH1 patients, may have significant clinical benefit. In non-human primate studies, a single dose of DCR-PH1 can lead to an average of 84% knockdown of the HAO1 gene transcript with up to 93% knockdown observed.

•	During 2015, DCR-PH1 was granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) and the European Medicines Agency for the treatment of PH1.

•	During the fourth quarter of 2015 Dicerna initiated an international, multicenter, observational study designed to measure biomarkers implicated in PH1 and identify patients that may be eligible for the Phase 1 trial. Information from this study is expected to provide key data to facilitate clinical development of DCR-PH1 and a subsequent DsiRNA-EX Conjugate.

•	Also during the fourth quarter of 2015 Dicerna initiated a Phase 1 dose escalation trial of DCR-PH1 in healthy volunteers. The plan for this trial has been streamlined such that its main purpose is to obtain safety data to enable dosing of PH1 patients in the U.S.

•	Dicerna expects to soon begin dosing DCR-PH1 in a Phase 1 single ascending dose level trial in patients with PH1 at sites in Europe. In addition to establishing safety for DCR-PH1, this trial may generate proof-of-concept biomarker data in patients. Dicerna expects to complete this trial in the first half of 2017.

Oncology Program Update

DCR-MYC: DCR-MYC is a potent and specific inhibitor of MYC, an oncogene frequently amplified or overexpressed in a wide variety of tumor types, including hepatocellular carcinoma (HCC). MYC has long been considered “undruggable” with small molecule and antibody technologies. DCR-MYC is a DsiRNA-based therapeutic formulated in Dicerna’s EnCore lipid nanoparticle for delivery to solid tumors. In pre-clinical studies, DCR-MYC knocked down MYC transcript levels and significantly reduced tumor volume in multiple mouse tumor models, including models of HCC. DCR-MYC is currently being tested in two ongoing clinical trials.

Phase 1 DCR-MYC Trial in Solid Tumors

•	During the fourth quarter of 2015, Dicerna established safety for DCR-MYC at the 1.0 mg/kg level. This dose level corresponds to drug exposure levels that show efficacy in mouse tumor models.

•	Dicerna has initiated the two expansion cohorts of its ongoing Phase 1 dose-escalating clinical study of DCR-MYC: One cohort includes patients with pancreatic neuroendocrine tumors (PNET), a tumor type where the company has already observed clinical responses, while the second cohort includes patients that will undergo pre- and post-treatment tumor biopsies in order to directly assess molecular markers of RNAi activity against the MYC transcript. These cohorts were initiated at the 1.0 mg/kg level.

•	As of February 16, 2016, 40 patients have been treated with DCR-MYC, in nine dose cohorts, in the Phase 1 trial in solid tumors. Anti-tumor activity was seen in two out of three patients with advanced, treatment refractory PNET. The Company expects to obtain proof-of-concept data for DCR-MYC in the second half of 2016, which will assess the combined observations of anti-tumor activity, inhibition of FDG uptake in tumors, and molecular demonstration of RNAi activity against MYC from tumor biopsies.

Phase 1 DCR-MYC Trial in Hepatocellular Carcinoma (HCC)

•	In December 2014, Dicerna initiated a Phase 1b/2 clinical trial of DCR-MYC in patients with advanced HCC. The first patient in this trial was dosed in January 2015. As of February 16th, 2016, 15 patients have been treated with DCR-MYC in five cohorts, and the current dosing level is 0.68 mg/kg. While an objective response by RECIST criteria has not been observed, reductions in circulating alpha-fetoprotein levels, a marker associated with anti-tumor activity, have been observed at the current dose level. This trial continues with dose escalation.

Financial Results

•	Cash Position - As of December 31, 2015, the Company had $94.6 million in cash and cash equivalents and held-to-maturity investments as compared to $98.6 million in cash and cash equivalents and held-to-maturity investments as of December 31, 2014. In addition, the Company had $1.1 million of restricted cash at December 31, 2015, which reflects collateral securing its lease obligations. In May 2015, Dicerna completed an offering of common stock resulting in net proceeds to the Company of approximately $45.4 million.

•	Revenue – Full year 2015 revenue included $0.2 million associated with a National Cancer Institute grant award related to cancer treatment research. No revenue was recognized in 2014.

•	R&D Expenses – Research and development expenses for the fourth quarter were $11.3 million, compared to $9.9 million for the same period in 2014. The increase was due primarily to increased expenses related to the discovery and early development of future programs, increased expenses related to pre-clinical and clinical startup activities for DCR-PH1, the initiation of clinical trials related to DCR-MYC, and increased employee-related expenses, including an increase in stock-based compensation of $0.3 million, offset by a decrease of $2.5 million resulting from a license fee paid to a collaboration partner in the fourth quarter of 2014. Research and development expenses for full year 2015 were $44.0 million, compared to $29.5 million for full year 2014. This increase was due primarily to increased costs related to pre-clinical and clinical startup activities for DCR-PH1, the manufacturing of DCR-MYC for clinical development and for our clinical trials, including our global Phase 1b/2 trial in patients with advanced HCC, which was initiated in the fourth quarter of 2014, increased expenses related to discovery and early development of future programs, increased employee-related expenses, including an increase in stock-based compensation of $1.6 million, and increased occupancy costs.

•	G&A Expenses - General and administrative expenses for the fourth quarter were $4.4 million, compared to $4.7 million for the same period in 2014. The decrease was primarily from decreases in professional services fees and facilities allocations, partially offset by an increase in payroll related expenses and legal costs. General and administrative expenses for full year 2015 were $19.2 million, compared to $15.6 million for full year 2014. The increase was primarily due to an increase in payroll-related expenses, which includes an increase in stock-based compensation of $1.5 million, and an increase in legal costs from ongoing litigation.

•	Net Loss Attributable to Common Stockholders - Net loss attributable to common stockholders for the fourth quarter was $15.6 million, compared to net loss attributable to common stockholders of $14.6 million for the same period in 2014. Net loss attributable to common stockholders for full year 2015 was $62.8 million, compared to net loss attributable to common stockholders of $48.1 million for full year 2014.

•	Corporate Structure - We have taken additional steps to create a platform to continuously achieve greater operational and financial efficiencies. Accordingly, and as part of that effort, in December 2014, we licensed all of our non-U.S. intellectual property rights to a non-U.S. wholly-owned subsidiary and, in December 2015, we licensed our U.S. intellectual property rights to the same wholly-owned subsidiary.

For more detailed financial information and analysis see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Guidance

Based on our current cash position and operating plan, the Company expects that it has sufficient cash to fund operations for at least the next twelve months. This estimate assumes no additional funding from new partnership agreements or debt or equity financing events.

Conference Call

Management will conduct a conference call at 4:30 p.m. ET today to review the Company’s fourth quarter and full year 2015 financial results. The call can be accessed by dialing (855) 453-3834 or (484) 756-4306 (international), and referencing conference ID 42131082. The conference call will also be webcast live over the Internet and can be accessed on the “Events & Presentations” page under the “Investors & Media” section of the Dicerna Pharmaceuticals website, www.dicerna.com, prior to the event. A replay of the call will be available beginning at 7:30 p.m. ET on March 10, 2016. To access the replay, please dial 855-859-2056 or 404-537-3406, and refer to conference ID 42131082. The webcast will also be archived on the Company’s website.

About Dicerna Pharmaceuticals, Inc.

Dicerna Pharmaceuticals, Inc., is an RNA interference-based biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver, for other therapeutic areas in which the liver plays a key role, and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In many cases, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop, and commercialize these novel therapeutics either on its own or in collaboration with pharmaceutical partners.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements, including, for example, our expected timeline of development and licensing plans. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our clinical and preclinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-Q filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$56,058	$26,067
Held-to-maturity investments	$38,551	$72,556
Total assets	$100,023	$103,605
Total liabilities	$9,001	$5,265
Total stockholders’ equity	$91,022	$98,340

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Revenues	$—	$—	$184	$—
Operating expenses:
Research and development	11,263	9,907	43,971	29,453
General and administrative	4,418	4,710	19,240	15,648

Total operating expenses	15,681	14,617	63,211	45,101
Loss from operations	(15,681)	(14,617)	(63,027)	(45,101)
Preferred stock warrant remeasurement	—	—	—	(2,559)
Other income (expense), net	46	27	188	(279)

Net loss	$(15,635)	$(14,590)	$(62,839)	$(47,939)

Less: Accretion and dividends on redeemable convertible preferred stock	—	—	—	204

Net loss attributable to common stockholders	(15,635)	(14,590)	(62,839)	(48,143)

Net loss per share allocable to common stockholders - basic and diluted	$(0.76)	$(0.82)	$(3.09)	$(3.00)
Weighted average shares outstanding - basic and diluted	20,592,840	17,706,645	20,320,628	16,070,054

Investor Contact:

Westwicke Partners

Peter Vozzo, 443-213-0505

peter.vozzo@westwicke.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

Source: Dicerna Pharmaceuticals, Inc.